Exhibit 10.15

CONFIDENTIAL

July 24, 2002

Mr. Victor Patrick
114 Beechwood Road
Summit, NJ 07901

Dear Vic:

Confirming our recent discussions, we would very much like to have you join Walter Industries, Inc. under the following terms:

1.                                       You will serve as Senior Vice President — General Counsel and Secretary, reporting to the Chief Executive Officer of Walter Industries, Inc.

You will be responsible for the management of the Company’s legal functions, including providing oversight to the Company’s subsidiaries on general corporate law and corporate governance.  Responsibilities will include, among other things, responsibility for all legal affairs of the organization, including final legal review of all SEC filings and serving as Secretary of the organization in accordance with its charter, by-laws and any legal requirements.

2.                                       Your employment will commence as early as August 1, 2002, but not later than August 30, 2002.

3.                                       Your compensation package will be as follows:

(a)                                  Your base salary will be $275,000 per year.

(b)                                 Your annual incentive compensation target level will be 60`% of base pay.  The amount of your incentive will fluctuate based upon actual performance under the Company’s Executive Incentive Plan as in effect from time to time.  For 2002, your incentive compensation award will be guaranteed at fifty percent of your normal target level.  This incentive award would be paid out at the time other employees receive their 2002 incentive pay during first quarter 2003.

(c)                                  You will receive a car allowance of $1,500 per month, subject to usual withholding taxes.

(d)                                 You will receive an initial award of 50,000 shares under the Company’s stock option plan in the form of a non-qualified stock option vesting one-third per year over three years, subject to terms of the Company’s stock option plan.  This option will be awarded and priced on or about your first day of employment.

(e)                                  In addition, you will receive 24,900 shares under the Company’s stock option plan in the form of a non-qualified stock option vesting one-third per year over three years, subject to terms of the Company’s stock option plan.  This option will be awarded and priced at the time WII normally distributes its options to employees during the first quarter of 2003.

(f)                                    You will receive the following additional benefits:

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•                  Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.  You will be eligible for immediate participation in the life and health benefits on the date you join the company, with no waiting period.

•                  Participation in the Profit Sharing Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

•                  Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

•                  Eligibility for four weeks of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

•                  You will be provided with temporary living expenses and reimbursement for relocation to the Tampa area in accordance with the policy attached.  You will also receive $20,000 to cover miscellaneous expenses associated with your relocation.

•                  Attached are materials describing benefits generally available to Company employees.  This description is subject to the specific terms and conditions of the actual benefit plan.

4.                                       In the event of your involuntary termination, other than for “cause”, or your resignation following a significant diminution in pay or responsibilities as outlined in paragraph 1.0, you will be eligible for the following severance benefits:

•                  Eighteen months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination.

•                  Eighteen months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

5.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

6.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

7.                                       You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information.  You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

8.                                       Definitions:

(a)                                      “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

(b)                                 For purposes of this agreement, a significant diminution in pay shall not have occurred if the amount of your bonus fluctuates due to performance considerations under the Company’s bonus plans in effect from time to time, and a significant diminution in responsibilities shall not have occurred if you continue to be responsible for all the legal affairs of the Company reporting to the Chief Executive Officer.

9.                                       As discussed, the Company desires to have you, as a senior executive of the Company, make a meaningful investment in the Company.  In this regard, you have committed to invest currently at least $100,000 in the Company’s common stock.  This investment should be made prior to your employment date in order to avoid any concerns regarding insider information concerning the Company and its businesses..

10.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.

Vic, we are delighted that you will be joining Walter Industries and look forward to working with you.  If the terms of the proposal are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Very truly yours,

Don DeFosset
President and Chief Executive Officer

DD:prc
attachment

Agreed and Accepted

Victor Patrick

Date